                        AGREEMENT TO SELL AND PURCHASE
                        ------------------------------

     THIS AGREEMENT TO SELL AND PURCHASE ("AGREEMENT") made as of the 2nd day of March, 1998, but effective as of January 1, 1998, by and among Terrace Holdings, Inc., a Delaware corporation (the "SELLER"), and Samuel H. Lasko or his designee (individually and collectively, the "BUYER").

                                   RECITALS
                                   --------

     WHEREAS, the Seller is the owner of all of the issued and outstanding capital stock (the "STOCK") of The Lasko Family Kosher Tours, Inc. ("TLFKT") and A&E Management, Inc. ("A&E") (individually and collectively, the "COMPANY"); and

     WHEREAS, the Seller is also the owner of all of the issued and outstanding capital stock of The Lasko Companies, Inc. ("TLC") which operates the Terrace Oceanside Restaurant in Hallandale, Florida ("Restaurant"); and

     WHEREAS, pursuant to that certain Option Agreement made as of the 17th day of February, 1997, between the Seller and the Buyer ("OPTION AGREEMENT"), the Buyer was granted an option (the "OPTION"), to purchase all, or substantially all, of the Subject Business (hereinafter defined) of the Company; and

     WHEREAS, the Buyer has exercised the Option and desires to purchase the Subject Business; and

     WHEREAS, pursuant to the Option Agreement, the Seller and the Buyer agreed that if the Buyer exercised the Option to purchase the Subject Business they each would execute an Agreement substantially in the form hereof, and that the sale and purchase of the Subject Business would be in accordance with the provisions of this Agreement; and

     WHEREAS, the parties hereto believe that the sale by the Seller to the Buyer of the Subject Business will be in the best interests of the stockholders of the Seller, and the Seller is willing to sell to the Buyer the Subject Business on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Buyer is willing to purchase the Subject Business, on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Buyer has notified the Seller of Buyer's intent to exclude TLC from Buyer's exercise of his option, notwithstanding that Seller desires to sell and dispose of the Restaurant business as well as the Subject Business; and

     WHEREAS, pending Seller's sale or other disposition of the Restaurant to a third party, Seller desires to engage Buyer and Buyer is willing to be engaged as the manager of the Restaurant on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth, and other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1.   Sale and Purchase.  Upon the terms and subject to the conditions of
          -----------------
this Agreement, on the Closing Date, as hereinafter defined, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all Encumbrances, all of the Seller's right, title and interest in and to the Stock of the Company in consideration of the Purchase Price.

          (a) As used herein, the term "PURCHASE PRICE" shall mean and refer to the price to be paid by Buyer for the Stock, which is the fair market value of the Subject Business determined by The Durkin Company ("Durkin"), an independent financial appraisal firm engaged for such purpose at Seller's sole expense ("fairness opinion"). The Purchase Price has been accepted by the Buyer and has the prior approval and recommendation thereof by a committee of disinterested directors of the Seller appointed therefor and Seller's full Board of Directors. Such Purchase Price in the aggregate is $575,000. A copy of the fairness opinion dated February 5, 1998, is attached hereto as Exhibit A.

          (b) The Purchase Price shall be paid by Buyer by (i) surrendering his current Employment Agreement expiring August 31, 2000 with Seller, which Employment Agreement has been valued by Durkin at $417,807 (as of January 1, 1998), and (ii) the surrender to Seller by Buyer of 114,322 warrants to purchase common stock of Seller ( at an exercise of $1.1875 per share), which warrants have been valued by Durkin at $157,193.

     2.   Representations and Warranties.  The Seller represents and warrants
          ------------------------------
that it owns all of the Stock free and clear of all encumbrances of any kind or nature, and will, upon Closing hereof, deliver to the Buyer good and marketable title to the Stock, free and clear of all encumbrances. The Seller incorporates herein by this reference its representations and warranties contained in Article 6 and the indemnities contained in Article 5 of that certain Asset Acquisition Agreement dated as of December 9, 1996, as amended as of February 7, 1997, by and among Seller and DownEast Frozen Desserts, LLC (the "ACQUISITION AGREEMENT") as though fully recited herein and as though made with respect to the Subject Business and if any of such provisions are ambiguous, such provisions shall be interpreted as if they pertain to the Subject Business. In addition, the Seller further incorporates by reference, as though fully recited herein, such other provisions of the Acquisition Agreement designed to protect the Buyer from and after the Closing thereof from obligations not agreed to be assumed by Buyer thereunder or hereunder.

     3.   Subject Business Revenues, Expenses and Income.  At or prior to the
          ----------------------------------------------
Closing hereunder, Seller shall cause the books, records and financial statements of the Company, if any, for the calendar year 1998 to reflect only the direct revenues, expenses, income, charges and similar matters directly related to the operation of the Subject Business, and shall not reflect any Seller corporate overhead in such fiscal year items, other than the following:

          (a)  compensation paid to or accrued for the Buyer; and

          (b) a percentage of the legal and accounting fees equal to the percentage that the revenues of the Subject Business bear to the total of such revenues of the Seller in the aggregate shall be allocable to the Subject Business.

     The Company shall assume only those liabilities existing as of the Closing which are directly related to the Subject Business, and such other liabilities as are accepted by the Buyer. Direct expenses of TLFKT specifically incurred or accrued in calendar year 1997 with respect to Passover, 1998, shall be allocable to the Subject Business

     The assumption by the Company or Buyer of certain liabilities of the Subject Business shall in no way expand the rights or remedies of any third party against the Company or Buyer as compared to the rights and remedies which such third party would have had against the Seller had the Company not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by the Company of such certain liabilities pursuant to the provisions hereof shall not create any third party beneficiary rights.

     4.   Closing.  The consummation of the sale and purchase of the Stock
          -------
provided for in Section 1 (the "CLOSING") will be made, against delivery of conveyance and transfer by appropriate instruments of transfer, including but not limited to assignments, approvals, or such other appropriate instruments as are requested by the Buyer which convey all of the Seller's right, title and interest in and to the Stock of the Company to the Buyer, at two o'clock p.m. on March 11, 1998 (such date and time being herein referred to as the "CLOSING DATE"), at the offices of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C., 125 South Wacker Drive, Suite 2800, Chicago, Illinois 60606, or such other time and place as shall be mutually agreed between the parties, subject, however, to the provisions of Section 26 hereof. The effective date of the transactions contemplated herein shall be as of January 1, 1998.

     The obligation of the Buyer to consummate the transactions contemplated under this Agreement shall, at the option of the Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions set forth in this Section 4. The Buyer may waive any or all of such conditions in whole or in part without prior notice; provided, however, that no such waiver shall constitute a waiver by the Buyer of any of its other rights or remedies, at law or in equity if the Seller shall be in violation of any of its representations, warranties, covenants, agreements or obligations under this Agreement.

          (a) There shall have been no breach by the Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except for changes resulting from any transaction expressly consented to in writing by the Buyer; and there shall have been delivered to Buyer a certificate or certificates to such effect, dated the Closing Date, signed by or on behalf of the Seller by its Chief Executive Officer or Executive Vice President.

          (b) The Seller shall have taken all corporate action necessary to approve the transaction contemplated by this Agreement, and shall have furnished the Buyer with certified copies of resolutions adopted by its Board of Directors and stockholders in connection with such transaction, in each case in form and substance reasonably satisfactory to counsel for the Buyer.

          (c) There shall not be in effect or, to the best knowledge of the Seller, threatened any Order (preliminary, permanent or temporary) by a Governmental Body of competent jurisdiction and no Legal Requirement shall have been promulgated or enacted which, in any case, restrains or prohibits the transaction contemplated hereby.

          (d) The Seller shall have delivered to the Buyer such evidence as the Buyer may request of the receipt of all actions and approvals to consummate the transactions contemplated hereby.

          (e) There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Subject Business to the Buyer, or which might affect the right of the Buyer to own, operate in their entirety or control the Subject Business.

     Any sales or other transfer taxes payable by reason of the transfer and conveyance of the Stock to be sold, assigned, transferred and delivered hereunder shall be paid by the Seller.

     5.   Seller Non-Solicitation.  For a period of three years from the Closing
          ------------------------
Date, neither the Seller nor any of its affiliates will directly or indirectly induce or attempt to induce any employee of the Subject Business or of the Buyer following the Closing to leave the employ of the Buyer or in any way interfere with the relationship between any such employee and the Buyer. The Seller agrees that the foregoing covenant is reasonable and that any remedy at law for any breach by it of this would be inadequate, and that, in addition to other rights or remedies existing in the Buyer's favor, the Buyer shall be entitled to injunctive relief for any such breach, without bond. If a court of competent jurisdiction declines to enforce this provision on the grounds that the restrictions are too onerous or otherwise not necessary for the protection of the Buyer, the parties hereto agree that the maximum period and scope permissible under such circumstances will be substituted for the period and scope stated herein.

     6.   Management of Restaurant.  From and after the date hereof, Buyer or
          ------------------------
his designee shall manage and operate the Restaurant for and on behalf of Seller in accordance with a management agreement substantially in the form of Exhibit B attached hereto. Said management agreement shall provide a management fee, if any, to be paid to Buyer as therein set forth and shall terminate on the earlier of the end of the calendar month one year after the Closing hereunder occurs or the date of sale or other disposition by Seller of TLC or the Restaurant.

     7.   Indemnification.
          ---------------

          (a)  Indemnification by the Seller.  The Seller hereby indemnifies and
               -----------------------------
     holds harmless Buyer, his Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of each of the foregoing (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all Losses and Expenses incurred by any Buyer Indemnified Party in connection with, resulting from or arising out of:

               (i) any breach by the Seller, or any other failure of the Seller to perform, any of its covenants, agreements or obligations in this Agreement or in any executed agreement or instrument contemplated hereby; or

               (ii) any breach of any warranty or the inaccuracy of any representation of the Seller contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Seller pursuant hereto.

          (b)  Indemnification by Buyer.  The Buyer hereby indemnifies and holds
              ------------------------
     harmless the Seller, its Affiliates, its respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of each of the foregoing (the "Seller Indemnified Parties") from and against any and all Losses and Expenses incurred by any Seller Indemnified Party in connection with, resulting from or arising out of any material breach by the Buyer of this Agreement.

          (c)  Notice and Other Provisions.  Promptly after receipt by an
               ---------------------------
     indemnified party hereunder of notice of the commencement of any action, claim or other fact or occurrence for which indemnification is due pursuant to this Agreement, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing of such claim or the commencement thereof within a reasonable time hereafter; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party hereunder except to the extent the failure to so notify the indemnifying party resulted in Losses. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this section for any legal or other Expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by the indemnified party), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. Notwithstanding any provision to the contrary, neither the Seller nor the Buyer shall be liable for amounts paid in settlement of any litigation or claim if such settlement was effected without its or his consent.

     8.   Public Announcements.  Until such time as may be mutually agreed upon
          --------------------
by the parties to this Agreement, neither party hereto shall, without the approval of the other party, make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement except and as to the extent required by law or regulation, including without limitation applicable federal and state securities laws and regulations.

     9.   Expenses.  Except as otherwise expressly set forth herein, the Seller
          --------
shall pay or reimburse expenses of the parties incident to the performance and enforcement of this Agreement (including all fees and expenses of respective counsel, accountants and other consultants, advisors and representatives), whether or not the transactions contemplated hereby are consummated.

     10.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, understandings, inducements, representations and negotiations, expressed or implied, written or oral, between them as to such subject matter.

     11.  Specific Performance; Other Rights and Remedies.  The parties
          -----------------------------------------------
recognize that certain of their rights under this Agreement are unique and, accordingly, in addition to such other remedies as may be available to any of them at law or in equity, the parties shall have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law, without bond.

     12.  Waivers; Amendments.  Any amendments to or modifications of this
          -------------------
Agreement shall be made only with the written consent of the party entitled to the benefit thereof. Any such waiver shall not operate as a further or continuing waiver hereunder, nor shall any failure to enforce or require strict performance operate as a waiver hereunder except as is expressly set forth herein and no such waiver shall be effective unless in writing.

     13.  Assignments; Successors and Assigns.  This Agreement shall not be
          -----------------------------------
assignable by any party without the prior written consent of the other; provided, however, that notwithstanding the foregoing, the Buyer shall have the right to designate an Affiliate or Affiliates to receive, acquire and assume the Stock or the Subject Business.

     This Agreement shall be binding and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, including without limitation successors by operation of law pursuant to any merger, consolidation or sale of assets involving any of the parties.

     14.  Notices.  All notices and other communications permitted or required
          -------
under this Agreement shall be given in writing and shall be (a) mailed by First Class or Express Mail, postage prepaid, (b) sent by facsimile or other form of rapid transmission, confirmed thereafter as in (a) above, or (c) personally delivered to the receiving party. All such notices and communications shall be mailed, sent or delivered as follows:

     If to the Seller, at:

          Terrace Holdings, Inc.
          1351 N.W. 22nd Street
          Pompano Beach, Florida 33069
          Facsimile:  (954) 917-7552

     If to the Buyer, at:

          Samuel H. Lasko
          c/o  4201 North Hills Drive
          Hollywood, Florida 33021
          Facsimile:  (954) 981-9121

or to such other persons as the party to receive such communication or notice may have designated by written notice to the other party. Notice shall be effective when given, except in the case of notice by mail, which shall become effective two business days after mailing provided there is written proof of such mailing.

     15.  Severability.  The invalidity, illegality or unenforceability of any
          ------------
of the provisions of this Agreement shall not invalidate the balance hereof, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision(s) were not contained herein. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision(s).

     16.  Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which shall be deemed an original, but all of which shall constitute one and the same instrument binding upon the parties hereto.

     17.  Further Acts.  The parties hereto each agree that any time, and from
          ------------
time to time, before and after the consummation of the transactions contemplated by this Agreement, it/he will do all such things and execute and deliver all agreements, assignments, instruments, other documents and assurances, as any other party or its/his counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

     18.  Governing Law.  The validity, interpretation, construction and
          -------------
performance of this Agreement shall be governed by and construed under the laws of the State of Florida without giving effect to any choice or conflicts of laws provisions.

     19.  Consent to Jurisdiction and Service.  Each of the parties hereby
          -----------------------------------
consents and submits to the jurisdiction of the courts of the State of Florida and of any federal court located in said jurisdiction in connection with any actions or proceedings brought against it by any other party to this Agreement arising out of or relating to this Agreement and hereby agrees that any and all claims in respect of any such act or proceeding may be heard and determined in any such court.

     20.  Inspection and Information.  The Buyer may on or prior to the Closing
          --------------------------
hereunder, through its representatives and counsel, make such investigation of the business, properties and assets, and of the financial and legal condition of the Company and the Subject Business, as the Buyer may deem necessary or advisable, and the Seller agrees, at its expense, to cooperate therewith and make all persons and documents relevant to such inquiry reasonably available.

     21.  Section Headings.  The headings contained in this Agreement are for
          ----------------
reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.

     22.  Certain Terminology.  Whenever used herein, the singular number shall
          -------------------
include the plural, the plural shall include the singular, and the use of any gender shall include all genders, except where the context otherwise requires, reference to "this section" or words of similar import shall be deemed to refer to the entire section and not a particular subsection and references to "hereunder," "herein," "hereof" or words of similar import shall be deemed to refer to the entire Agreement and not the particular section or subsection.

     23.  Termination.  Anything contained in this Agreement to the contrary
          ------------
notwithstanding, this Agreement may be terminated at any time prior to the Closing Date (a) by the mutual consent of the Buyer and the Seller, (b) by the Buyer, on the one hand, or the Seller, on the other hand, if the Seller, on the one hand, or the Buyer on the other hand, shall have materially breached any of their respective agreements, obligations or covenants contained in this Agreement or if any of their respective representations or warranties contained in this Agreement shall have been inaccurate when made. In the event that this Agreement shall be terminated pursuant to this Section 23, all further obligations of the parties under this Agreement (other than Sections 6, 7 and 10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

     24.  Definitions.  As used herein, unless context otherwise requires, the
          -----------
following terms shall have the following respective meanings:

          (a) "AFFILIATE" of any person shall mean any person which directly or indirectly owns or controls or is under common ownership or control with or is controlled by such person.

          (b) "EXPENSES" means any and all expenses (i) reasonably incurred in connection with investigating, preparing and defending, bringing or prosecuting any claim, action, suit or proceeding (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursement of legal counsel, investigators, expert witnesses, accountants and other professionals) and
     (ii) incurred by a Governmental Body and legally required to be paid by any indemnified person.

          (c) "GOVERNMENTAL BODY" means any court, government (federal, state, local or foreign), department, commission, board, agency, official or other regulatory, administrative or governmental authority.

          (d) "LEGAL REQUIREMENT" means any law, statute, rule, regulation, ordinance, variance, directive, code or requirement of any Governmental Body.

          (e) "LIABILITIES" means all indebtedness, liabilities, obligations and commitments of the Company directly related to the Subject Business and shown on the balance sheet of the Company and which are outstanding at the time of Closing.

          (f) "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, but shall not include Expenses.

          (g) "ORDER" means any order, writ, injunction, ruling, judgment, stipulation or decree by or with any Governmental Body.

          (h) "SUBJECT BUSINESS" shall mean and refer to all of the business, assets, (subject to Section 3 hereof), Contracts and other items used or useful in the operations of the Company and the Division of the Seller, all as listed on Exhibit A attached hereto, or to be attached under Section 4 prior to the Closing.

     25.  Joint Representation.   The parties hereto expressly acknowledge and
          --------------------
agree that they each have requested the law firm of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C. to represent them jointly with respect to this Agreement and related matters and they acknowledge and expressly waive any right or opportunity to assert a claim against said Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C. by reason of conflict of interest. The parties further acknowledge, understand and agree that in the event of any dispute between them under this Agreement or relating to the matters contemplated herein that said Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C. will withdraw as counsel to either party therein, but may continue to act as counsel to both parties in other matters without any limitation whatsoever subject only to the applicable Code of Professional Responsibility requirements as said firm shall determine.

     26.  Stockholders' Vote Requirement.  The transactions contemplated by this
          ------------------------------
Agreement shall be submitted for ratification by a majority of the stockholders of Seller voting thereon at a meeting of Seller's stockholders duly called. Seller shall submit this transaction for such ratification at its 1998 Annual Meeting of Stockholders or as soon thereafter as is practicable. The transactions contemplated and consummated hereunder shall be deemed ratified upon the Seller receiving such affirmative vote of a majority of shareholders voting at such meeting.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    TERRACE HOLDINGS, INC.

                                    By:  /s/ Steven Shulman
                                         -----------------------------------
                                         Steven Shulman, Chairman
                                         and Chief Executive Officer


                                    /s/ Samuel H. Lasko
                                    ----------------------------------------
                                    Samuel H. Lasko

                                   EXHIBIT A

                               FAIRNESS OPINION

                                   EXHIBIT B

                             MANAGEMENT AGREEMENT